CONSENT OF INDEPENDENT AUDITORS


Smith Breeden Series Fund:

We consent to the use in Post-Effective Amendment No. 16 to Registration Statement No. 33-43089 of our reports dated May 15, 1998 relating to the Smith Breeden Short Duration U.S. Government Fund and Smith Breeden Intermediate Duration U.S. Government Fund of the Smith Breeden Series Fund appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the captions "Experts" appearing in the Statement of Additional Information and "Financial Highlights" appearing in the Prospectus, which also is a part of such Registration Statement.




DELOITTE & TOUCHE LLP
Princeton, New Jersey
June 15, 1998